Exhibit 99.1

OLD STONE CORPORATION

Providence, Rhode Island 02903

June 29, 2007

To our holders of

Series B Preferred Stock

As many of you already know, the long litigation matter between Old Stone Corporation (“Old Stone”) and the federal government, in which Old Stone sought damages for the wrongful act of the government in breaching certain capital contribution agreements we had with the government, is now over. At the conclusion of this litigation we received approximately $74.5 million in damages, out of which certain expenses are being deducted. We will soon make the balance of these funds available to our Class B preferred shareholders pursuant to the redemption transaction described in this letter.

As formally set forth in the Notice of Redemption enclosed with this letter, on August 15, 2007, Old Stone will redeem all but a 0.0616 fractional interest in each of the 1,046,914 outstanding shares of Cumulative Voting Convertible Preferred Stock, Series B (“Series B”). That remaining fractional interest will be retained by each Series B shareholder on a book-entry basis. Old Stone does not currently intend to issue share certificates with respect to the remaining fractional share interest in its Series B shares. It is necessary for us to utilize fractional interests because the payment to Old Stone by the government did not include enough cash to fully redeem all Series B shares including the payment of all accrued and unpaid dividends on the Series B through the date hereof (which dividends have accrued since 1991) plus the aggregate redemption price required by the Series B Terms and Conditions (the “Series B Terms”). Aggregate funds required to pay these amounts for each share in full would be approximately $60.65 million, or about $57.93 per share; funds available for distribution after expenses are $56.9 million, or $54.35 per share. Thus there will be an aggregate shortfall in redemption proceeds of approximately $3.75 million, or about $3.58 per share. We have decided to redeem a fraction of each share outstanding in this manner in order to pay every Series B shareholder the same amount on a per share basis, rather than choosing whole shares by lot to redeem.

We intend to close the transfer books with respect to the Series B stock at the close of business on July 31, 2007, after which we will mail all Series B shareholders a letter of transmittal with instructions on how to turn in their Series B share certificates for payment. We will reopen the transfer books for the unredeemed shares on August 16, 2007, the day following the redemption date.

Because Old Stone will not have proceeds from the litigation sufficient to redeem the Series B in full, there will not be any payments made with respect to Old Stone's common stock. If you hold shares of common stock in addition to your Series B shares, please do not send in any certificates representing shares of common stock.

From the total litigation proceeds of just over $74.5 million in damages we have paid the following expenses related to the litigation and our ongoing operations:

1.	Arnold & Porter, LLP	Litigation Counsel	$13,225,348
2.	ConReal LLC	Line of credit to fund Old Stone’s operations	$543,945
3.	Edwards Angell Palmer & Dodge LLP	Legal Services	$473,929
4.	Old Stone Board of Directors	Directors fees over the past 14 years	$845,649
5.	Old Stone Litigation Management Committee	Steering Committee to manage litigation with government over the past 9 years	$922,815
6.	Miscellaneous Expenses and Reserve for Wind-Down Expenses	Expected fees payable to accountants, paying agent, stock transfer agent, insurance agent, insurance, Arnold & Porter tax advice and reserve for wind-down expenses	$1,900,000

Total expenses to be paid or provided for prior to the redemption, including the reserve for future expenses and contingencies, are estimated to be approximately $17.9 million. With interest received on the award to date, $56.9 million remains for the redemption payments with accrued dividends.

Under the Series B Terms, Old Stone is required to have redeemed 60% of the outstanding Series B shares at stated value ($20 per share), plus accrued dividends. It has not done so to date due to lack of funds. Redemption of remaining amounts will be made under the optional redemption provisions of the Series B Terms at a price of $20.32 per share, plus accrued dividends. For every Series B share currently outstanding, we will redeem 0.9384 of a share on a pro rata basis and make the following redemption payments:

Mandatory redemption	$12.00
Accrued dividends thereon	$22.68
Optional redemption	$6.877
Accrued dividends thereon	$12.793
Total payment	$54.35

In addition, as noted above, each Series B stockholder will retain on Old Stone’s records an unredeemed fractional share equal to 0.0616 of a share for every share currently held. The total payment for every full share redeemed is just under $57.93. However, you should bear in mind that we are redeeming only a portion of every share held by a stockholder, so you will not receive $57.93 for every share you currently hold. For every share you hold, you will (i) receive $54.35, which is the pro rated portion of the full share redemption price, and (ii) retain 0.0616 of a share.

As an example, if you currently hold 100 shares of Series B stock, you would receive a total payment of $5,435 for the redemption of 93.84 of your 100 shares. You would continue to hold 6.16 shares of Series B stock on a book entry basis. Your payment would include a total of $1,887.70 representing the redemption price of your shares, plus $3,547.30 in accrued dividends.

Under the Series B Terms, dividends will cease to accrue on all shares (or fractions of shares) that we redeem. The Series B shares called for redemption will no longer be considered outstanding as of August 15, 2007, and your only rights with respect to those Series B shares will be the right to receive the redemption price and accrued dividends as described above. The fractional interests that are not redeemed, however, will remain outstanding, will continue to accrue dividends, and will otherwise continue to be governed by the Series B Terms.

Old Stone cannot at this point give you any assurance that there will be any future payments with respect to the unredeemed Series B stock. As mentioned above, Old Stone has reserved some proceeds of the award for estimated wind-down expenses and contingencies. The Board of Directors will review its situation from time to time over the next year to two years. If the Board of Directors determines that it can do so under applicable law, it may decide to effect a further redemption of a portion of the outstanding remaining fractional interests of the Series B stock, plus accrued dividends, or otherwise to effect a liquidating distribution. There can be no guarantee, however, that any amounts will be left after payment of expenses or contingencies. If any amounts are distributed, whether by redemption or otherwise, no guarantees can be given as to when such distributions may be made, and such payments may not be significant.

On or prior to January 31, 2008, Old Stone will provide each Series B shareholder with an Internal Revenue Form 1099 with respect to the redemption proceeds paid to each Series B holder.

Each of the Series B shareholders should consult with his or her tax advisor with respect to the tax consequences of the redemption to him or her.

As mentioned above, upon the closing of the Series B transfer books on July 31, 2007, we will mail a Letter of Transmittal to all Series B shareholders. You will be asked to complete the Letter of Transmittal and return it with your share certificates for your Series B shares to the paying agent employed by Old Stone for the distribution of redemption proceeds at the below address. Questions and requests for assistance or additional copies of the Letter of Transmittal may be directed to the paying agent after the closing of the stock transfer books on July 31, 2007.

By Mail or Overnight Courier:

Wells Fargo Bank, N.A.

Corporate Trust Services

Attn: M&A Processing

625 Marquette Avenue, MAC N9311-110

Minneapolis, MN 55479

Toll Free: 1-866-631-0175

Local: (612) 667-5006

By Hand Delivery: Wells Fargo Bank, N.A. Corporate Trust Services Attn: M&A Processing Northstar West Building 625 Marquette Avenue, 11th Floor Minneapolis, MN 55479 Local: (612) 667-5006

The Board and officers of Old Stone Corporation greatly appreciate your patience and support over the years and are pleased that this matter has been concluded.

/s/ Bernard V. Buonanno, Jr.
(Bernard V. Buonanno, Jr., Chairman)

Enclosure:	Notice of Partial Redemption

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